EXHIBIT 3.1

| Filed in the Office of | Business Number E0264582014-6 |
|---|---|
| Barbara K. Cegavske (signature) | Filing Number 20211537958 |
| Secretary of State State Of Nevada | Filed On 6/15/2021 8:00:00 AM |
| | Number of Pages 8 |

**BARBARA K. CEGAVSKE**
**Secretary of State**
**202 North Carson Street**
**Carson City, Nevada 89701-4201**
**(775) 684-5708**
**Website: www.nvsos.gov**

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

× **Certificate of Designation**

**Certificate of Amendment to Designation - Before Issuance of Class or Series**

**Certificate of Amendment to Designation - After Issuance of Class or Series**

**Certificate of Withdrawal of Certificate of Designation**

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

| | |
|---|---|
| **1. Entity information:** | Name of entity:<br>Reliant Holdings, Inc.<br>Entity or Nevada Business Identification Number (NVID): E0264582014-6 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time:<br>(must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing:<br>Series A Preferred Stock |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing: |
| **5. Amendment of class or series of stock:** | Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br><br>Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6. Resolution:** Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>RELIANT HOLDINGS, INC. [CONTINUED ON THE ATTACHED] |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X (signature)<br>Signature of Officer<br>Date: 06/14/2021 |

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

CERTIFICATE OF DESIGNATIONS

OF

RELIANT HOLDINGS, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES A PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), Reliant Holdings, Inc., a corporation organized and existing under the NRS (the “Company”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, of the Company and pursuant to Section 78.1955 of the NRS, the sole director of the Company (the “Sole Director”), by a written consent to action without meeting dated June [ ], 2021, duly adopted a resolution providing for the issuance of a series of one thousand (1,000) shares of a series of Series A Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Sole Director of the Company by the provisions of the Articles of Incorporation, of the Company, as amended, and the NRS, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and it is further

RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of “Series A Preferred Stock”; and it is further

RESOLVED, that the Series A Preferred Stock shall consist of One Thousand (1,000) shares; and it is further

RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or the “Statement of Designations”):

SECTION 1. DESIGNATION OF SERIES; RANK. The shares of such series of Series A Preferred Stock shall be designated as the “Series A Preferred Stock” and the number of shares initially constituting such series shall be One Thousand (1,000) shares.

SECTION 2. DIVIDENDS. The Holder(s) of the Series A Preferred Stock shall not be entitled to receive dividends paid on the Company’s common stock (“Common Stock”). “Holder” shall mean the person or entity in which the Series A Preferred Stock is registered on the books of the Company.

SECTION 3. LIQUIDATION PREFERENCE. The Holder(s) of the Series A Preferred Stock shall not be entitled to any liquidation preference.

Certificate of Designations of Series A Preferred Stock

Reliant Holdings, Inc.

SECTION 4. VOTING.

4.1 Voting Rights. The Holders of the Series A Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the Holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters (including, but not limited to at every meeting of the stockholders of the Company and upon any action taken by stockholders of the Company with or without a meeting) equal to fifty-one percent (51%) of the total vote. For example, if there are 10,000 shares of the Company’s common stock issued and outstanding at the time of a shareholder vote, the Holders of the Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400 shares, out of a total number of 20,400 shares voting. For the sake of clarity and in an abundance of caution, the total voting shares outstanding at the time of any and all shareholder votes (i.e., the total shares eligible to vote on any and all shareholder matters) shall be deemed to include (a) the total Common Stock shares outstanding; (b) the voting rights applicable to any outstanding shares of preferred stock, other than the Series A Preferred Stock, if any; and (c) the voting rights attributable to the Series A Preferred Stock, as described herein, whether such Series A Preferred Stock shares are voted or not.

4.2 Amendments to Articles of Incorporation and Bylaws. So long as the Series A Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the Holders of at least 66‑2/3% of all outstanding shares of Series A Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock, (ii) effect any reclassification of the Series A Preferred Stock, or (iii) designate any additional series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series A Preferred Stock set forth herein.

4.3 Amendment of Rights of Series A Preferred Stock. The Company shall not, without the affirmative vote of the Holders of at least 66‑2/3% of all outstanding shares of the Series A Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

SECTION 5. CONVERSION RIGHTS. The shares of the Series A Preferred Stock shall have no conversion rights.

SECTION 6. REDEMPTION RIGHTS. The Company shall have the option in its sole discretion, with the unanimous consent or approval of all members of the then Board of Directors of the Company, with the written consent of a majority in interest of the Holders of the outstanding Series A Preferred Stock, to redeem any and all outstanding shares of Series A Preferred Stock, by paying the Holders of such Series A Preferred Stock a redemption price of $1.00 per share for such Series A Preferred Stock shares redeemed (the “Redemption Amount”, each a “Redemption”).

Certificate of Designations of Series A Preferred Stock

Reliant Holdings, Inc.

(a) Effect of Redemption. The payment by the Company to the Holder (at such Holder’s address of record) of the Redemption Amount in connection with a Redemption, which shall be effective three (3) business days after the date the Company mails the Redemption Amount to the Holder (the “Redemption Date” and a “Redemption Delivery”), shall fully discharge the Company from any and all further obligations under the Series A Preferred Stock and shall automatically, and without any required action by the Company or the Holder (including the requirement that the Holder provide the Company or the Company’s transfer agent the Series A Preferred Stock Certificates evidencing such Series A Preferred Stock), result in the cancellation, termination and invalidation of any outstanding Series A Preferred Stock and Series A Preferred Stock Certificates held by Holder or his, her or its assigns.

(b) Further Actions Following Redemption. The Company and/or the Company’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the payment of the Redemption Amount, to reflect the cancellation of the Series A Preferred Stock subject to the Redemption, which shall not require the approval and/or consent of any Holder, and provided that by agreeing to the terms and conditions of this Certificate of Designations and the acceptance of the Series A Preferred Stock, each Holder hereby agrees to release the Company and the Company’s Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Series A Preferred Stock following a valid Redemption, regardless of the return to the Company or the Transfer Agent of any certificates representing such Series A Preferred Stock, which as stated above, shall be automatically cancelled upon the payment of the Redemption Amount (a “Redemption Cancellation”).

(c) Further Redemption Assurances. Notwithstanding the above, each Holder, by accepting such Series A Preferred Stock Certificates hereby covenants that it will, whenever and as reasonably requested by the Company and the Transfer Agent, at its sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Company or the Transfer Agent may reasonably require in order to complete, insure and perfect a Redemption Cancellation, if such may be reasonably required by the Company and/or the Company’s Transfer Agent.

(d) Additional Redemption Procedures. In the event that any Redemption Delivery is unsuccessful, such Redemption Amount shall be held by the Company in trust and such Redemption Amount shall be released to such Holder upon reasonable evidence to the Company or the Transfer Agent that such Holder is the legal owner of such Redemption Amount, provided that the Holder’s failure to accept such Redemption Amount and/or the Company’s inability to affect a Redemption Delivery shall in no event effect the validity of the Redemption Cancellation. Furthermore, the Holder shall be due no interest on the Redemption Amount while being held by the Company in trust and any and all interest, if any, which shall accrue on such amount shall be the sole property of the Company.

Certificate of Designations of Series A Preferred Stock

Reliant Holdings, Inc.

SECTION 7. NOTICES. Any notice required hereby to be given to the Holders of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each Holder of record at his, her or its address appearing on the books of the Company.

SECTION 8. PROTECTIVE PROVISIONS. Subject to the rights of Series A Preferred Stock which may from time to time come into existence, so long as any shares of Series A Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a class:

(a) Issue any additional shares of Series A Preferred Stock after the original issuance of shares of Series A Preferred Stock;

(b) Increase or decrease the total number of authorized or designated shares of Series A Preferred Stock;

(c) Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock;

(d) Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(e) Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Certificate of Designations.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

SECTION 9. NO OTHER RIGHTS OR PRIVILEGES. Except as specifically set forth herein, the Holders of the Series A Preferred Stock shall have no other rights, privileges or preferences with respect to the Series A Preferred Stock.

Certificate of Designations of Series A Preferred Stock

Reliant Holdings, Inc.

SECTION 10. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

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NOW THEREFORE BE IT RESOLVED, that the Certificate of Designations is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Company be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Company, any and all documents, and to perform any and all acts necessary to reflect the Sole Director’s approval and ratification of the resolutions set forth above and this Certificate of Designations; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Company and the Company’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such person in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Company; and it is further

RESOLVED, that this Certificate of Designations may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other counterparts.

[Remainder of page left intentionally blank. Signature page follows.]

Certificate of Designations of Series A Preferred Stock

Reliant Holdings, Inc.

IN WITNESS WHEREOF, the Sole Director of the Company has approved and caused this “Certificate of Designations of Reliant Holdings, Inc. Establishing The Designations, Preferences, Limitations And Relative Rights of its Series A Preferred Stock” to be duly executed and approved this 14th day of June 2021.

SOLE DIRECTOR:

/s/ Elijah May
Elijah May
Director

Certificate of Designations of Series A Preferred Stock

Reliant Holdings, Inc.